©2025 Leifras Co., Ltd. Strictly Confidential Investor Presentation May 2025 Issuer Free Writing Prospectus dated May 29, 2025 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated May 20, 2025 Registration Statement No. 333 - 283712 Proposed Nasdaq Ticker: LFS YC0 YC1 YC2

©2025 Leifras Co., Ltd. Strictly Confidential 2 L egal Disclaimer This free writing prospectus relates to the proposed public offering of the American depositary shares (the “ADSs”) representing the ordinary shares (“Ordinary Shares” or individually, an “Ordinary Share”) of Leifras Co . , Ltd . (“we”, “us”, or “our”) and should be read together with the Registration Statement on Form F - 1 , (File No . 333 - 283712 ) (the “Registration Statement”), we filed with the U . S . Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates . The Registration Statement has not yet become effective . Before you invest, you should read the preliminary prospectus included in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . The preliminary prospectus, dated May 20 , 2025 is available on SEC Website at : https : //www . sec . gov/Archives/edgar/data/ 2030277 / 000182912625003832 /leifras_f 1 a 4 . htm . You may also request a copy of the preliminary prospectus and the final prospectus (when available) from the representatives of the underwriters in this offering by contacting Kingswood Capital Partners, LLC, 126 E 56 th Street, Suite 22 S, New York, NY 10022 , in writing or via email at ttian@kingswoodus . com, or by contacting us via email at IR@leifras . co . jp . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of the Registration Statement of which the preliminary prospectus forms a part . All information included in this presentation is as of the date of the preliminary prospectus dated May 20 , 2025 , unless otherwise stated .

©2025 Leifras Co., Ltd. Strictly Confidential 3 This presentation contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this presentation . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items ; our ability to execute our growth, and expansion, including our ability to meet our goals ; current and future economic and political conditions ; our capital requirements and our ability to raise any additional financing which we may require ; our ability to attract customers and further enhance our brand recognition ; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; trends and competition in the sports instruction services industry and the social support services industry ; and other assumptions described in this presentation underlying or relating to any forward - looking statements . We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors” in the Registration Statement . We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements after the distribution of this presentation, whether as a result of new information, future events, changes in assumptions, or otherwise . The forward - looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation . Except as required by law, we undertake no obligation to update or revise publicly any forward - looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events . You should read this presentation and the documents that we refer to in this presentation and have filed as exhibits to the Registration Statement completely and with the understanding that our actual future results may be materially different from what we expect . Forward - looking Statements

©2025 Leifras Co., Ltd. Strictly Confidential 4 Offering Summary Proposed Exchange/Ticker Offering Type Security Expected Offering Size Expected Offering Amount Expected Offering Price Shares Outstanding Pre - Offering Underwriter Issuer Leifras Co., Ltd. Nasdaq Capital Market / LFS Initial Public Offering Kingswood Capital Partners, LLC 1,250,000 ADSs (not including 15% overallotment option) $5 million - ＄ 6.25 million ＄ 4.00 to ＄ 5.00 per ADS 24,910,619 Ordinary Shares ADS with each ADS representing one Ordinary Share Use of Proceeds - 39% for investing in full - time human resources - 21% for expanding our sports school business, including securing sports facilities and hiring part - time school assistance - 9% for expanding our social business, including hiring part - time personnels for our social business - 31% for other working capital uses See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . YC0 DT1 DT2

©2025 Leifras Co., Ltd. Strictly Confidential 5 Market and Growth Strategy ☐ Industry and Market ☐ Opportunity ☐ Growth Plan Agenda Introduction ☐ Company Introduction ☐ Our Leadership Team Investment Highlights and Positioning ☐ Investment Highlights ☐ Positioning ☐ Segmentation and Service Lines Financial Information ☐ Revenue ☐ Operating Income ☐ Net Cash Flow Ⅰ Ⅲ Ⅳ Introducing Leifras Ⅰ Ⅱ See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

©2025 Leifras Co., Ltd. Strictly Confidential 6 Company Mission Creating Value for Children: Enable children to lead more fulfilling and abundant lives. Creating Value for Society: 1) Through our programs, prepare children to take on future leadership roles 2) Improve significant shortage of club activity advisors ©2025 Leifras Co., Ltd. See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . YC0 YC1

©2025 Leifras Co., Ltd. Strictly Confidential 7 77 ％ 23 ％ Introducing Leifras Tokyo, Japan Headquarters We are a growing sports education company that has expanded into regions all over Japan. USD 66M +11%YoY* FY24 Revenue Operating >4,500 schools >70,000 Sports school members as of December 31, 2024 Supporting >1,700 schools Operating in 91% of Japan's prefectures (43 of Japan's 47 prefectures) Revenues in 2024 *YoY growth is based on JPY. JPY is the functional and reporting currency. USD figures are based on JPY to USD ¥157.37=$1.00. See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . YC0 YC1 DT2

©2025 Leifras Co., Ltd. Strictly Confidential 8 Our Leadership Team Leifras Management Team Kiyotaka Ito CEO Takamichi Kon Director Hitoshi Kawabata Director Kazuma Inoue Director • Founder • Over 23 years at Leifras • 37 years dedicated to education businesses • Previously, owner of a professional basketball team • Head of School Business Division • Over 18 years at Leifras • Dedicated career in the education business • Over 7 years experience as a director • Head of Supporting Division • Over 21 years at Leifras • Over 5 years experience as a corporate auditor and an internal auditor • Head of Social Business Headquarters • Over 24 years at Leifras • Over 10 years dedicated to sports business Experienced management team with industry experience Michio Nagatsu Director • Over 37 years in corporate finance and corporate functions • Rich experience in financial leadership at publicly listed companies in the U.S. and Japan See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . Mitsuharu Yazawa CFO and Director • Over 34 years in finance and corporate finance • Rich experience in asset management and planning VB0

©2025 Leifras Co., Ltd. Strictly Confidential 9 Our Leadership Team (continued) Independent Directors Audit and Supervisory Committee Nomination Committee Compensation and Corporate Governance Committee Mitsunobu Kawaharada Over 37 years of experience as a banker, including as a managing executive officer Over 5 years of experience as a CEO of a real estate and consulting company See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . Hisashi Ono Over 20 years of experience as CEO of a management consulting company Over 17 years of experience as an auditor Masakazu Arimori Over 13 years of experience as COO/CFO of airlines in Japan and overseas Over 6 years of experience as CFO of listed companies in Japan Kazutaka Nakatsuji Over 20 years of experience in accounting and auditing as a certified public accountant Over 13 years of experience as a tax accountant Kazuko Ito Over 33 years of experience as a CEO at a consulting company Over 19 years of experience as CEO of a non - profit organization Yasuko Maita Over 11 years of experience in corporate law Founded her own law firm two years ago Over 2 years experience as a corporate auditor Ryo Ishikawa Over 16 years experience as a professional golfer Youngest golfer ever to reach the top 50 of the Official World Golf Rankings ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓

©2025 Leifras Co., Ltd. Strictly Confidential 10 • Leadership, each with over 20 years of industry experience • Founder with 35+ years in youth education • Proven track record in strategic planning and business management Experienced Management Team • Employs primarily full - time coaches • Strong coach retention rates: 87.3% (Y24) • Over 20 years of experience in recruiting, training, and managing coaches Full - Time Professional and Expert Coaches • One of the largest players in the sports instruction market • Japan’s sports instructions market expects steady market growth. • Steady membership growth with fee increases and continued room for growth Strong Market Position and Rapid Growth • Strong operating income growth (Y24: $ 3.3 M,+31.4%YoY*) • Impressive net income growth (Y24: $2.7M, +70.6%YoY*) • Healthy balance sheet with substantial cash Financial Strength and Healthy Cash Leifras Investment Highlights Strictly Confidential ©2025 Leifras Co., Ltd. See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . *YoY growth is based on JPY. JPY is the functional and reporting currency. USD figures are based on JPY to USD ¥157.37=$1.00. DT0

©2025 Leifras Co., Ltd. Strictly Confidential 11 Our Leading Position in the Expanding Market Leifras stands out as the largest player in domestic sports schools and is benefitting from: 1) A steadily growing Sports Instruction Market 2) A rapidly expanding Social Support Services Market According to Tokyo Shoko Research : • Leifras ranked No. 1 sports school for # of members and # of schools . • Ranked No. 1 in school club support by # of commissioned schools . Steady growth in the sports instruction market Expanding the market by outsourcing school club activities to companies Japan’s Leader in Sports Schools Readily Growing Market See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . DT0

©2025 Leifras Co., Ltd. Strictly Confidential 12 Business Segmentation and Services Sports School Business Over 4,500 schools in 43 prefectures Social Business ● We operate >4,500 sports schools for 13 different sports , e.g., soccer, baseball, basketball, etc. ● Target age: 3 - 15 years old ● The number of members grew 6.4% YoY to 70,663 as of December 31, 2024 with increasing revenue per member by 5.5%* 44.8 50.5 2023 2024 Sports School Business Revenue (US$ M) 14.4 15.2 2023 2024 Social Business Revenue (US$ M) School Club Management ● Provide coaches to manage children's club activities. ● We operate in 238 elementary schools in Nagoya. After - school daycare service ● Supports children with disabilities or developmental characteristics through soccer therapy, promoting independence and improving life skills. +12.8% +5.5% See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . *YoY growth is based on JPY. JPY is the functional and reporting currency. USD figures are based on JPY to USD ¥157.37=$1.00. DT0

©2025 Leifras Co., Ltd. Strictly Confidential 13 Market Size of the Social Support Services Industry in Japan » Major types of businesses in the social support service industry include: school club outsourcing, daycare for children with disabilities, elderly health care, corporate event management, and others. » This strong expansion is due in part to government support for school clubs. » Under the sponsorship of the Japanese government, schools are beginning to partner with private companies to outsource club activities . Source: China Insights Consultancy Limited 259.3 559.7 2023 2028E US ＄ M Market Size Market size of Social Service Industry in Japan 2023 - 2028E 14 See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . ©2025 Leifras Co., Ltd.

©2025 Leifras Co., Ltd. Strictly Confidential 14 Recent Development » We have secured contracts with the Boards of Education of Nagoya and Suita » Table shows contract period and contract amount of city » Multi - year contracts Nagoya Suita Obtaining continuous contracts for club activity support See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . City Schools Servce performance period Contract price 51 2025/4/1- 2027/3/31 JPY 538,217,680 60 2025/4/1- 2028/3/31 JPY 943,683,510 62 2025/4/1- 2029/3/31 JPY 1,294,816,072 65 2025/4/1- 2030/3/31 JPY 1,724,859,290 5 2024/2/22 - 2026/3/31 JPY 37,640,296 16 2025/2/21 - 2027/3/31 JPY 316,669,312 Nagoya Suita YC0 YC1 YC2 DT3 DT4 DT5 DT6

©2025 Leifras Co., Ltd. Strictly Confidential 15 Plans and Strategy for Growth » Expansion of coverage area » Increase average customer spending » Expand reach to junior high school students » Further expansion by taking advantage of current leading position. » The market is expected to expand further in the future, and a rapid increase in support for club activities is expected. » Nationwide expansion with the increase in number of facilities Sports School Business School Club Support Other Services (After - school Daycare Service) See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . DT0

©2025 Leifras Co., Ltd. Strictly Confidential 16 2,514 3,303 FY2023 FY2024 59,122 65,639 FY2023 FY2024 Financial Figures Income from Operations (US$ ‘000) Revenue (US$ ‘000) +11.0% See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . *YoY growth is based on JPY. USD figures are based on JPY to USD ¥157.37=$1.00 +31.4% 1,559 2,660 FY2023 FY2024 Net Income (US$ ‘000) +70.6% 14,854 18,731 FY2023 FY2024 Gross Profit (US$ ‘000) +26.1% DT0

©2025 Leifras Co., Ltd. Strictly Confidential 17 Capital Allocation Approximately 69% of capital will be allocated to be invested in growth areas (including human capital) » 39 ％ for investing in full - time human resources » 21% for expanding our sports school business » 9% for expanding our social business Approximately 31 % will be allocated for operating capital for internal system costs to improve business efficiency and real estate - related costs for new business development. 69% 31% See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . Use of Proceeds

©2025 Leifras Co., Ltd. Strictly Confidential 18 Conclusion Experienced Management Team Full - Time Professional and Expert Coaches Strong Market Position and Rapid Growth Financial Strength and Healthy Cash ©2025 Leifras Co., Ltd. See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

©2025 Leifras Co., Ltd. Strictly Confidential Contact Us Investor Relations IR@leifras.co.jp Underwriter ttian@kingswoodus.com See offering documents for further risks and disclosures . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . DT0